SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): December 29, 2006
Caneum, Inc.
(Exact Name of Registrant as Specified in Charter)

NEVADA	000-30874	33-0916900

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

170 Newport Center Drive, Suite 220, Newport Beach, CA		92660

(Address of Principal Executive Offices)		(Zip Code)
Registrant’s telephone number, including area code: (949) 273-4000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01 Entry into a Material Definitive Agreement
     Effective December 29, 2006, we entered into a series of transactions in connection with the acquisition of Continuum Systems Private Limited, an Indian corporation (“Continuum”). Through our wholly owned subsidiary, Caneum Asia Pacific PTE. LTD. (“Caneum Asia Pacific”), formed by us in Singapore on December 21, 2006, we entered into agreements to acquire 55% of Continuum as of closing on December 31, 2006, and entered into an agreement to acquire the remaining 45% on or before June 30, 2007. At closing, scheduled for December 31, 2006, we agreed to purchase 45% of the outstanding stock of Continuum from Iain Allison, the Director of Strategic Alliances for Continuum, for 446,669 shares of our common stock pursuant to a Stock-for-Stock Exchange Agreement dated December 29, 2006, and we agreed to purchase 10% of Continuum’s outstanding stock from Neeraj Sehgal, the Director of IT Solutions for Continuum, for $50,000 pursuant to a Stock Purchase Agreement dated December 29, 2006. We also agreed to purchase the remaining 45% of the outstanding stock of Continuum from a company to be formed in Singapore by Jesper Lindorff (“JLSing”), for $70,000 on or before June 30, 2007, pursuant to an Agreement to Purchase Stock dated December 29, 2006.
     Prior to the acquisition transaction with Continuum, neither we nor any affiliate of our company had had any material relationship with Continuum other than in respect of the acquisition transaction and agreements.
     Each of the acquisition agreements with Messrs Allison, Sehgal, and JLSing contained standard representations and warrants by the parties relating to the ownership of their shares of Continuum and by Continuum relating to its assets and operations. We also made representations and warranties common to this type of acquisition transaction. The parties also mutually agreed to indemnify one another in the event of breach of these representations and warranties or for actions by third parties.
Item 2.01 Completion of Acquisition of Assets
     On December 31, 2006, we closed the acquisition agreements with Iain Allison and Neeraj Sehgal and acquired 55% of the outstanding stock of Continuum. We issued 446,669 shares of our common stock, valued at $303,735, to Iain Allison for his 45% interest in Continuum and paid $50,000 for the 10% interest held by Neeraj Sehgal. As a result of the closing of the Stock-for-Stock Exchange Agreement with Mr. Allison and the Stock Purchase Agreement with Mr. Sehgal, Continuum became a majority owned subsidiary of Caneum Asia Pacific, which is a wholly owned subsidiary of Caneum.
     As a result of the closing, and pursuant to the terms of the acquisition agreements, Suki Mudan, our President, and Gary Allhusen, our COO, were appointed to serve as directors of Continuum with Mr. Lindorff.

     Effective with the closing of the acquisition agreements, we entered into a two-year renewable Marketing Agreement dated December 31, 2006, with Mr. Allison whereby we agreed to compensate him with commissions of 8% on all sales by Continuum up to $2,000,000 that he sources and 10% top line commission on all sales in excess of $2,000,000. We also agreed to provide him with incentive payments of our common stock over the term of our Marketing Agreement. We have agreed to grant him an incentive bonus of 297,794 shares of our common stock on December 31, 2007 and 248,162 shares on December 31, 2008. The incentive bonuses are subject to certain conditions. If Continuum fails to generate gross revenue for the twelve-month period ending December 31, 2007, or for the twelve-month period ending December 31, 2008, equal to or greater than the gross revenue generated by Continuum during the twelve-month period ended December 31, 2006, then the number of shares of common stock to be delivered to Mr. Allison for the first and second year payments will be proportionately reduced. Also, if the Marketing Agreement is terminated by us for cause on or before the first or second anniversary of the agreement, any unpaid incentive payment or payments will be forfeited. In the event of certain corporate transactions which result in a change of control of our company, the incentive payments may become immediately due and payable.
     Also effective with the closing of the acquisition agreements, Continuum entered into a two-year renewable employment agreement with Neeraj Sehgal to continue his services as Director of IT Solutions and we entered into a two-year renewable Consulting Agreement dated December 31, 2006, with a company to be formed in Singapore by Mr. Sehgal (“NSing”), whereby we agreed to pay a fee of $3,000 per month and grant a signing bonus of 25,735 shares of our common stock and 100,000 ten-year options under our 2002 Stock Option/Stock Issuance Plan (the “Plan”). The options are exercisable at $0.59 per share and are subject to vesting at the rate of 1/4 of the granted options after one year and 1/48th of the granted options per month thereafter. In addition, we also agreed to provide incentive payments of our common stock over the term of the Consulting Agreement. We granted NSing an incentive bonus of 66,177 shares of our common stock payable on December 31, 2007 and 55,147 shares on December 31, 2007. The incentive bonuses are subject to the same terms as the incentive stock bonuses granted to Mr. Allison above.
     On December 31, 2006, Continuum entered into a two-year renewable employment agreement with Jesper Lindorff to continue his services as Managing Director and Chief Executive Officer and we entered into a two-year renewable Consulting Agreement dated December 31, 2006, with JLSing whereby we agreed to pay it a fee of $3,000 per month and granted a signing bonus of 343,750 shares of our common stock and 150,000 ten-year options under our Plan. The options are exercisable at $0.59 per share and are subject to vesting at the rate of 1/4 of the granted options after one year and 1/48th of the granted options per month thereafter. In addition, we also agreed to provide incentive payments of our common stock over the term of the Consulting Agreement. We granted an incentive bonus of 297,794 shares of our common stock payable on December 31, 2007 and 248,162 shares on December 31, 2007. The incentive bonuses are subject to the same terms as the incentive stock bonuses granted to Mr. Allison above.
     Continuum is an approximately 100-person Indian company located in New Delhi (Gurgaon), India. It provides services in four primary areas: Application services, including development, integration, re-engineering, migration and maintenance; customer support, including email, chat and voice; BPO, including technical support, data conversion, and data mining; and e-service, including web-designing, search engine optimization, and e-commerce. Continuum’s customer base includes companies from Sweden, Switzerland, the United Kingdom, Nigeria, India, Mauritius, Indonesia and the United States.

Item 3.02 Unregistered Sales of Equity Securities
     Effective December 31, 2006, we issued 446,669 shares of our common stock to Iain Allison in return for his 42,688 shares of Continuum pursuant to the Stock-for-Stock Exchange Agreement dated December 29, 2006. In addition, we issued 25,735 shares of our common stock to Neeraj Sehgal and 343,750 shares to JLSing as signing bonuses pursuant to the consulting agreements dated December 31, 2006, with these parties. The shares were issued without registration under the Securities Act by reason of the exemption from registration afforded by the provisions of Regulation S. Each of the investors was a non-U.S. person at the time of the sale. The offer and sale of the shares was made in an offshore transaction and no directed selling efforts were made in the U.S. by us or anyone acting on our behalf. The offering restrictions required pursuant to Regulation S were also implemented. Each investor delivered appropriate investment representations with respect to the issuance and consented to the imposition of restrictive legends upon the certificates representing the shares. They represented that they had not entered into the transaction with us as a result of or subsequent to any advertisement, article, notice, or other communication published in any newspaper, magazine, or similar media or broadcast on television or radio, or presented at any seminar or meeting. Each investor represented he was afforded the opportunity to ask questions of our management and to receive answers concerning the terms and conditions of the offering. Of the shares issued to Mr. Allison, 22,334 were issued to Saffron Capital Merchant Partners LLC as a finder’s fee to satisfy Consultant’s obligation under the letter agreement dated January 16, 2006, between Continuum and this party. In addition, of the shares issued to Messrs Sehgal and JLSing, 4,963 and 22,334, respectively, were issued to Saffron in satisfaction of the agreement with this party. These shares were issued to Saffron by reason of an exemption from registration afforded by Section 4(6) of the Securities Act. Saffron represented that it was an accredited investor as defined in Rule 501 of Regulation D. It also delivered appropriate investment representations with respect to the stock issuance and consented to the imposition of restrictive legends upon the certificates evidencing such securities.
Section 7.01 Regulation FD
     In connection with the acquisition transaction with Continuum, we issued press releases on January 4, 2007. A copy of this press release is furnished, but not filed, with this report.
Item 9.01 Financial Statements and Exhibits
(a)	Financial Statements of Business Acquired
     The audited financial statements of Continuum Systems Private Limited for the years ended March 31, 2006 and 2005, and the unaudited financial statements for the six months ended September 30, 2006 and 2005, are included with this report.
(b)	Pro Forma Financial Information
     The pro forma financial information required by this item in connection with the acquisition of Continuum is included with this report.

(c)	Exhibits
     The following exhibits are included with this report:

Exhibit No.	Description
2.1	Stock-for-Stock Exchange Agreement dated December 29, 2006, with Iain Allison

2.2	Agreement to Purchase Stock dated December 29, 2006, with JLSing

2.3	Stock Purchase Agreement dated December 29, 2006, with Neeraj Sehgal

99.1	Marketing Agreement dated December 31, 2006, with Iain Allison

99.2	Consulting Agreement dated December 31, 2006, with NSing

99.3	Consulting Agreement dated December 31, 2006, with JLSing

99.4	Press Release dated January 4, 2007

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Caneum, Inc.
Date: January 4, 2007	By:	/s/ Sukhbir S. Mudan
Sukhbir S. Mudan, Presidentd